Exhibit 99.1
For Media and press inquiries
Adolph Hunter
Cadence Design Systems, Inc.
Tel: 408.914.6016
publicrelations@cadence.com
For investor relation inquiries:
Jennifer Jordan
Cadence Design Systems, Inc.
Tel: 408-944-7499
Investor_relations@cadence.com
Stefan Anikewich
Hill & Knowlton
Tel: 212-885-0505
stefan.anikewich@hillandknowlton.com
CADENCE TO LIST SOLELY ON NASDAQ
UNDER NEW SYMBOL ‘CDNS’
Trading to Commence Oct. 31, 2005
     SAN JOSE, Calif. — Oct. 26, 2005 — Cadence Design Systems, Inc. (NYSE: CDN) (Nasdaq: CDN) today announced that it will list its common stock solely on the NASDAQ National Market and discontinue the company’s dual listing with the NYSE. The stock will cease trading under the symbol CDN on both the NYSE and NASDAQ on Oct. 28, 2005 and begin trading on NASDAQ under the new symbol CDNS at market open Oct. 31, 2005.
     Bill Porter, Cadence® senior vice president and chief financial officer, commented, “Cadence’s experience with being dual listed gave us an opportunity to compare the relative benefits of both marketplaces. After careful analysis, we determined that the NASDAQ electronic trading platform is the preferred marketplace for many of the institutional investors trading Cadence shares.”
     “Cadence and NASDAQ share a vision of using technology to innovate and enable business,” said Bob Greifeld, NASDAQ president and CEO. “Cadence is a natural fit for NASDAQ, the recognized leader in listing industry-defining companies.”

     Mike Fister, president and CEO of Cadence Design Systems, Inc., concluded by observing, “NASDAQ has been a successful platform for many innovative, growing technology companies. We believe that our association with NASDAQ will afford us an opportunity to reinforce our position as a technology and market leader.”
About Cadence
     Cadence enables global electronic-design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence software and hardware, methodologies, and services to design and verify advanced semiconductors, printed circuit boards and systems used in consumer electronics, networking and telecommunications equipment, and computer systems. Cadence reported 2004 revenues of approximately $1.2 billion, and has approximately 5,000 employees. The company is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about the company, its products and services is available at www.cadence.com
The statements contained above may include forward looking statements based on current expectations or beliefs, as well as a number of preliminary assumptions about future events that are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Readers are cautioned not to put undue reliance on these forward looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties and other factors, many of which are outside Cadence’s control, including, among others: Cadence’s ability to compete successfully in the design automation product and the commercial electronic design and methodology services industries; the mix of products and services sold and the timing of significant orders for its products; economic uncertainty; fluctuations in rates of exchange between the U.S. dollar and the currencies of other countries in which Cadence does business; and the acquisition of other companies or the failure to successfully integrate those it acquires.
For a detailed discussion of these and other cautionary statements, please refer to the company’s filings with the Securities and Exchange Commission. These include the company’s Annual Report on Form 10-K for the year ended January 1, 2005, and the company’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2005.
Cadence and the Cadence logo are registered trademarks of Cadence Design Systems in the United States and other countries. All other trademarks are the property of their respective owners.